Exhibit 99.7

Ford Motor Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Periods Ended March 31, 2003 and 2002
(in millions)

	First Quarter

	2003	2002

	(unaudited)
Cash and cash equivalents at January 1	$12,251	$7,197

Cash flows from operating activities before securities trading	7,614	6,079
Net sales/(purchases) of trading securities	190	(462)

Net cash flows from operating activities	7,804	5,617
Cash flows from investing activities
Capital expenditures	(1,496)	(1,717)
Acquisitions of receivables and lease investments	(17,604)	(21,714)
Collections of receivables and lease investments	10,749	14,855
Net acquisitions of daily rental vehicles	(385)	(794)
Purchases of securities	(715)	(722)
Sales and maturities of securities	681	591
Proceeds from sales of receivables and lease investments	10,966	15,399
Proceeds from sale of businesses	157	—
Cash paid for acquisitions	(8)	(37)
Other	47	228

Net cash (used in)/provided by investing activities	2,392	6,089
Cash flows from financing activities
Cash dividends	(183)	(184)
Net purchases of Common Stock	(22)	(57)
Proceeds from mandatorily redeemable convertible preferred securities	—	4,900
Changes in short-term debt	2,190	(6,822)
Proceeds from issuance of other debt	3,952	9,563
Principal payments on other debt	(10,718)	(10,293)
Repayment of debt from discontinued operations	1,421	—
Other	17	32

Net cash (used in)/provided by financing activities	(3,343)	(2,861)
Effect of exchange rate changes on cash	133	(49)

Net increase/(decrease) in cash and cash equivalents	6,986	8,796

Cash and cash equivalents at March 31	$19,237	$15,993